LICENSE AGREEMENT

                                     BETWEEN

                              POLAROID CORPORATION
                                       AND
                              PSI INDUSTRIES, INC.



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                                TABLE OF CONTENTS
                                -----------------

DESCRIPTION                                                            PAGE NO.

ARTICLE 1:        PARTIES                                                     1
         1.1      Licensee                                                    1
         1.2      Polaroid                                                    1

ARTICLE 2:        NATURE, PURPOSE AND SCOPE                                   1

ARTICLE 3:        LICENSE PATENT - LICENSE PRODUCT DEFINITIONS                1

ARTICLE 4:        GRANT OF LICENSE                                            2

ARTICLE 5:        DURATION                                                    2

ARTICLE 6:        COMPENSATION/ACCOUNTING                                     2

ARTICLE 7:        INVENTIONS, DISCOVERIES, OR IMPROVEMENTS                    4

ARTICLE 8:        REPRESENTATIONS, DISCLAIMER, INFRINGEMENT                   4

ARTICLE 9:        PATENT MARKING                                              6

ARTICLE 10:       CONFIDENTIAL INFORMATION                                    6

ARTICLE 11:       MOST FAVORED LICENSEE                                       6

ARTICLE 12:       DISPUTE RESOLUTION                                          7

ARTICLE 13:       FORCE MAJEURE                                               7

ARTICLE 14:       MISCELLANEOUS                                               8
          14.1    Relationship of Parties                                     8
          14.2    Choice of Law/Choice of Forum                               8
          14.3    Waiver Jury Trial                                           8
          14.4    Assignments                                                 8
          14-5    Severability                                                8
          14.6    Non-Waiver                                                  8
          15.7    Notices                                                     9
                  14.8     Survival                                           9
                  14.9     Entire Agreement                                   9
                  14.10    Paragraph Headings                                 9

                                       -i-


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                               TABLE OF SCHEDULES
                               ------------------

SCHEDULE          DESCRIPTION
--------          -----------

A                 U.S. Patent and foreign counterparts












                                      -ii-





                                LICENSE AGREEMENT
                                -----------------

This Agreement made as of this lst day of November, 1997 between POLAROID CORPORATION ("Polaroid), with its principal place of business at 549 Technology Square, Cambridge, Massachusetts 02139 and PSI INDUSTRIES, INC. ("Licensee'), with its principal place of business at 1160-B South Rogers Circle, Boca Raton, Florida 33497-2709.

ARTICLE 1: PARTIES

1.1 LICENSEE. PSI INDUSTRIES, INC. ("Licensee"), with its principal place of business at 1160-B South Rogers Circle, Boca Raton, Florida 33487-2709.

1.2 POLAROID. POLAROID CORPORATION ("Polaroid"), with its principal place of business at 549 Technology Square, Cambridge, Massachusetts 02139.

ARTICLE 2:  NATURE, PURPOSE AND SCOPE

         Polaroid is the owner of the United States patent and foreign counterparts, set forth in SCHEDULE A, for a photographic package containing pre-exposed film. Licensee is desirous of manufacturing and selling photographic packages containing pre-exposed film throughout the world. Polaroid is willing to grant a non-exclusive license to Licensee under Polaroid's patents to manufacture and sell photographic packages containing pre-exposed film throughout the world. The Parties have agreed to reduce their understandings relevant to the subject of this license to this Agreement. Each of the Parties hereto represents that it has the right, authority, capability and capacity to enter into this Agreement and to perform each of its obligations and responsibilities as set forth herein.

ARTICLE 3:  LICENSE PATENT - LICENSE PRODUCT DEFINITIONS

3.1 "Licensed Patents" shall mean the U.S. Patent as set forth in SCHEDULE A, and the foreign counterparts thereof which either have been issued or which in the future may be issued in any country of the world, and all continuations, extensions, reissues or renewals of such patents relating to photographic packages containing pre-exposed film.

3.2 "Licensed Product" shall mean single use camera photographic packages containing pre-exposed film made by or for Licensee, under the grant of rights provided by this license utilizing one or more of the claim(s) of the Licensed Patents.


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ARTICLE 4: GRANT OF LICENSE

         Polaroid hereby grants to Licensee during the term of this Agreement a nonexclusive, non-transferable license, without the right to grant sub-licenses to third parties, to make, have made, use, sell and otherwise dispose of Licensed Product under the Licensed Patents upon the terms and conditions hereinafter set forth.

ARTICLE 5: DURATION

5.1 This Agreement shall become effective as of the 1st day of November 1997 and continue in full force and effect until the expiration date of the last to expire of the Licensed Patents unless it is earlier terminated in accordance with Articles 5.2 or 5.3 below.

5.2 Licensee may terminate this Agreement at any time by sixty (60) days prior written notice to Polaroid.

5.3 In the event Licensee fails or becomes unable to substantially perform the obligations or undertakings to be performed by it hereunder and such default or inability is not cured within sixty (60) days after written notice from Polaroid specifying in reasonable detail the alleged non-performance, then Polaroid may terminate this Agreement forthwith by giving written notice.

5.4 Upon termination or expiration of this Agreement, all rights granted to Licensee shall terminate forthwith.

ARTICLE 6: COMPENSATION/ACCOUNTING

6.1 In consideration of the license granted under this Article Licensee shall pay to Polaroid for each Licensed Product sold or otherwise disposed of for consideration on or after November 1, 1997 a royalty rate of $.30 or five percent (5%) of the net selling price of the Licensed Product whichever is greater. In consideration of the royalty specified in this Article, Polaroid agrees not to assert any of the Licensed Patents against Licensee for any Licensed Product which Licensee sold or otherwise disposed of for consideration prior to November 1,1997.

6.2 For the purposes of this Agreement the term net selling price is to mean the invoice amount billed to Licensee's customers less discounts and allowances actually allowed customers and shown on the invoice or any other writing forwarded to Licensee's customers and net of all returns actually made or allowed as supported by credit memos issued to customers. For the purpose of this Agreement, the Licensed Product shall be considered to be sold when billed out and collected; or otherwise disposed of, when leased, loaned, bartered or exchanged for goods or services or otherwise transferred for consideration to a third party.


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6.3      (a) Licensee shall provide to Polaroid on or before the 20th of each month a written report specifying the number and net selling price of the Licensed Product sold or disposed of by Licensee during ft prior month. The written report due in the month of December shall be submitted on or before the 10th of said month.

         (b) Licensee further agrees to provide Polaroid with a similar written report within thirty (30) days following the expiration or termination of this Agreement, covering all Licensed Product made and placed in inventory, sold or otherwise disposed of by Licensee prior to such expiration or termination date, but which were not previously reported to Polaroid. Concurrently with the making of such report, Licensee shall pay to Polaroid the amount of royalties due on such Licensed Product identified in such report which was sold or otherwise disposed of by Licensee prior to such expiration or termination date. For such Licensed Product made and placed in inventory but not sold or otherwise disposed of prior to such expiration or termination date, Licensee "I have a period of twelve (12) months to sell or otherwise dispose of such Licensed Product and pay to Polaroid the amount of royalties due and during said twelve (12) month period Licensee shall make the reports specified in Article 6.3(a) and the payments required in
         Article 6.3(c).

         (c) On or before the 25th of each month Licensee shall provide to Polaroid a payment of royalties due upon collections made from the sale or disposition of Licensed Products in the prior month.

6.4 All payments made hereunder shall be in United States dollars and shall be paid by Licensee without deduction of any taxes, duties or other charges except as required by law.

6.5 Licensee shall keep true and accurate records, files and account books containing all of the data reasonably required for the full computation and verification of the royalties payable hereunder. Such records, files and account books shall be maintained by Licensee for a period of five (5) years from the royalty reporting period, as specified in
         Article 6.3(a), to which such records, files and account books are applicable. Upon written request from Polaroid no more than once per calendar year, Licensee agrees to permit the aforesaid records, files and account books to be examined to the extent necessary to verify the correctness of the royalties payable hereunder. Such examination shall be conducted at Polaroid's' expense by an independent certified public accountant designated by Polaroid. Polaroid agrees to hold all information derived from such examination in confidence. If any examination reveals that Licensee owed Polaroid any additional royalties, the additional royalties shall be paid within thirty (30) days following completion of the respective examination plus interest on such royalties at the rate specified in this Article. If any such examination or any other examination reveals that Polaroid owes Licensee any amounts because of incorrect over-payments by Licensee the over-payment amounts shall be paid within thirty (30) days following the completion of any such examination. If such overpayment amount could have been determined by Polaroid from reports supplied to Polaroid by Licensee than Polaroid shall pay on such amounts the interest as specified in this Article.


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6.6      In the event that any amount payable hereunder by either Party is not paid by the date payment is due, the paying Party shall also pay interest on such amount at a per annum rate equal to the prime rate for U.S. dollars on the date payment was due calculated from the date payment was due to the date payment is actually made.

ARTICLE 7.  INVENTIONS, DISCOVERIES, OR IMPROVEMENTS

7.1 In the event of any action by the Licensee during the term of this Agreement as a result of information obtained under this License Agreement that results in an invention, discovery, or improvement of the Licensed Patents regarding photographic packages containing pre-exposed film or methods or processes for the assembly thereof, whether or not patentable, Polaroid or any company controlled by, controlling, or under common control with Polaroid a license with respect to such invention, discovery, or improvement on the same royalty terms as set forth in this Agreement.

7.2 In the event Polaroid, during the term of this Agreement, makes an invention, discovery or improvement of the Licensed Patents regarding photographic packages containing pre-exposed film or methods or processes for the assembly thereof, whether or not patentable, Polaroid agrees to make such inventions, discoveries or improvements available to Licensee subject to the provisions of this Agreement. In the event a United States patent is issued with Polaroid named as the assignee for any such invention, discovery or improvement, such patent,' including any foreign counterparts, shall be included in SCHEDULE A and become a part of this Agreement.

ARTICLE 8.   REPRESENTATIONS; DISCLAIMER; INFRINGEMENT

8.1 Except as set forth herein, Polaroid makes no express or implied warranty or representation with respect to the Licensed Patents, including without limitation any warranty or representation regarding the usefulness, merchantability, functional effectiveness, safety, performance or fitness for any particular use of any Licensed Products manufactured under the license granted hereunder. In no event shall Polaroid or Licensee be liable for any incidental, indirect, special or consequential damages, suffered or incurred in connection with the licenses granted hereunder. Furthermore, no representation or warranty is made by Polaroid that any Licensed product manufactured, used, sold or otherwise disposed of by Licensee under this Agreement will not infringe patents owned or controlled by any third patty and Polaroid shall not be liable either directly or as an indemnitor of Licensee as a consequence of any infringement of any such third party patents.

8.3 Polaroid makes no express or implied warranty or representation as to the scope or validity of the Licensed Patents, other than as set forth herein.


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8.4      Licensee represents and warrants: (a) that it has the full power to enter into this Agreement; (b) that it has entered into and shall enter into no agreement with another party which is inconsistent or in conflict with this Agreement in any respect; (c) shall disclose to Polaroid any and all modifications or improvements on the Licensed Products that are based upon information received from Polaroid, and
         (d) that Licensee has no reason to believe that the Licensed Products infringe on any patents, patent rights or trademarks of any other person, firm, corporation or other entity.

8.5 Polaroid represents and warrants: (a) that it is the sole exclusive owner of the Licensed Patents; (b) that it has the full power to enter into this Agreement; (e) that it has entered into and shall enter into no agreement with another party which is inconsistent or in conflict with this Agreement in any respect; (d) that is has no reason to believe that the Licensed Products infringe upon any patent rights, or other proprietary rights of any other person, firm, corporation or other entity and (e) that it has no reason to believe that the Licensed Patents are invalid. Polaroid agrees to indemnify and hold harmless Licensee against and from any and all claims, suits, damages, costs and expenses (including reasonable attorney fees) based upon or resulting from any claim by any other person, firm, corporation or other entity arising out of the breach by Polaroid of any of the foregoing warranties and representations as recited in this Article provided however, such indemnification shall be limited to the sum of all royalties or revenues previously paid or due to Polaroid at the time such claim is asserted, Polaroid shall be provided written notice of such claim or suit, sole authority to defend or settle any third party claim or suit and Licensee shall fully cooperate with Polaroid in the defense or settlement of such third party claim or suit Licensee shall have the right to withhold all such amounts due Polaroid from the date such claim is asserted in order to apply same to satisfy Polaroid's obligation under this Article. The foregoing representations and warranties shall survive the termination of this Agreement.

8.6 Licensee shall promptly notify Polaroid in writing of any infringement or suspected infringement, by any other person, firm, corporation or other entity relating to the Licensed Patents. Polaroid may, at its own discretion institute and prosecute an action or proceeding against any third party for or by reason of any unlawful infringing of the rights granted to Licensee by this Agreement.

ARTICLE 9:  PATENT MARKING

         Licensee shall observe any statutory requirement that a patent marking of the kind specified in the applicable statutes of any country where the Licensed Products are used, sold or otherwise disposed of shall be applied to Licensed Products which are made, used, sold or otherwise disposed of under the license granted herein. Further, Licensee shall have the option, at its discretion, in any country where such Licensed Products are used, sold or otherwise disposed of and where there is no statutory requirement for patent marking. to apply a patent marking to such Licensed Products. Any patent marking in which Polaroid is mentioned and which is applied in accordance with this Article to any Licensed Product which is made, used, sold or otherwise disposed of shall be approved in writing by Polaroid prior to being applied to any


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         Licensed Product; provided, however, that Polaroid agrees that
         Licensee, notwithstanding anything to the contrary herein, shall have the right to apply the following patent marking-. "This camera was manufactured under license from Polaroid Corporation under United States Patent No. 5,187,512" (or whichever Licensed Patent listed in SCHEDULE A may be appropriate).

ARTICLE 10:  CONFIDENTIAL INFORMATION

         Unless compelled by law neither Party shall disclose the terms and conditions of this Agreement to any other person or entity provided however that it is agreed that the Parties are permitted to identify the terms and conditions of this Agreement to counsel, consultants, and auditors as necessary in the ordinary course of business. If either Party receives any subpoena, court order, or legal process requiring the disclosure of this Agreement or any terms of this Agreement such Party shall immediately notify, in writing, the other Party.

ARTICLE 1L.  MOST FAVORED LICENSEE

         If under otherwise similar or substantially the same conditions as contained in this Agreement Polaroid shall accord, at any time on or after the Effective Date of this Agreement a license, for all or substantially all, the Licensed Patents on royalty or payment terms more favorable to a third party licensee than the royalty or payment terms then applicable to Licensee under this Agreement then Polaroid shall promptly notify Licensee of any license so accorded and describe in the notice the more favorable royalty or payment terms provided to the third party licensee; and Licensee shall be entitled to have the royalty rate or payment terms modified to such extent that for future royalties the same shall be as favorable as that available to such third party, provided that such obligation shall not apply in respect of cross-license agreements and other agreements in which the consideration for such licenses shall not be wholly expressed in payment of royalties and shall not apply to licenses or other arrangements made pursuant to a settlement of a dispute or court decision.

ARTICLE 12.  DISPUTE RESOLUTION

         Except as provided herein, no civil action with respect to any dispute, claim or controversy arising out of or relating to this Agreement may be commenced unless the Parties have first attempted in good faith to resolve such dispute claim or controversy through non-binding mediation. Either Party may initiate the mediation process by providing written notice in letter form to the other party (the "Dispute, Notice"). The Dispute Notice shall (i) signal the formal commencement of this dispute resolution provision and the dates, deadlines and time frames set forth herein; (ii) make specific reference to this Article and (iii) set forth the subject of the dispute and the specific relief requested. The recipient of such notice will respond in writing within five (5) days with a statement of its position and recommended solution


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         to the dispute. If the dispute is not resolved by this exchange of correspondence, then each Party shall designate one or more senior executives with full settlement authority to meet at a mutually agreeable time and place within twenty (20) days of the Dispute Notice in order to exchange relevant information and perspectives, and to attempt to resolve the dispute. If the dispute is not resolved within two (2) days of the commencement of such meeting, unless otherwise mutually extended, each Party shall have the right to institute legal action, provided however that if each party agrees, the Parties may proceed to non binding mediation with a mediator to be picked through the American Arbitration Association and with mediation to occur in the Commonwealth of Massachusetts. Each Party will bear its own costs relevant to the mediation process. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation process by either of the PARTIES, their agents, employees, experts or attorneys, are confidential privileged and inadmissible for any purpose, including impeachment, in any litigation or other proceeding involving the Parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its we in the mediation. Anything to the contrary notwithstanding either Party may, at any time, seek equitable or injunctive relief with respect to any emergent matter or to preserve the status quo. In the event of the institution of any civil proceeding at any time the prevailing Party shall be entitled to recover its reasonable attorney fees and costs in such civil litigation.

ARTICLE 13.  FORCE MAJEURE

         If performance of any pan of this Agreement by Licensee or Polaroid is prevented or delayed by reason of any cause beyond the control of, and without the fault of, the party affected, and which cannot be overcome by diligence (including, without limitation, acts of nature, strikes, energy or material shortages, acts of civil or military authority, fires, floods, epidemics, wars and riots), the party affected shall be excused from such performance to the extent that it is necessarily prevented or delayed thereby, during the continuance of any such happening or event, and this Agreement shall be deemed suspended in part so long as and to the extent that any such cause prevents or delays its performance; provided, however, that after ninety (90) cumulative days of such suspension on the part of one Party, the other Party may, at its discretion, terminate without liability its obligations under this Agreement. In order to obtain a suspension under this Article 13, the Party delayed shall send written notice of the delay and the reason therefor to the other Party within a reasonable time after the Party delayed knew or should have known that performance would be delayed or prevented due to the Force Majeure in question.

ARTICLE 14.  MISCELLANEOUS

14.1 RELATIONSHIP OF PARTIES. No Party is an agent of the other Party nor has authority to bind the other Party, transact any business in the other Party's name or on its behalf, or make any promises or representations on behalf of the other Party. Each Party makes this Agreement and will perform all of its respective obligations under this Agreement as an independent contractor, and no partnership or other relationship shall be created or implied by this Agreement.


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 14.2     CHOICE OF LAW/CHOICE OF FORUM. This Agreement and any questions, claims, disputes or litigation concerning or arising from this Agreement shall be governed by the laws of the Commonwealth of Massachusetts and any litigation shall be brought within the state or federal courts of Massachusetts.

 14,3 WAIVER JURY TRIAL. The Parties each irrevocably waive any right to a jury trial with respect to any claims or disputes arising out of or related to this Agreement or the negotiation of this Agreement.

 14.4 ASSIGNMENTS. Neither Licensee nor Polaroid shall assign rights or delegate its duties under this Agreement without the prior written approval of the other Party. Any assignment or transfer of this Agreement or any interest therein without such written consent is void and cause for termination of this Agreement.

 14.5 SEVERABILITY. Any term, condition or provision of this Agreement determined to be illegal, invalid or void under applicable state or federal law, shall be deemed severable, and the remaining provisions, terms and conditions shall not be impaired thereby, such, that the remaining Agreement shall be interpreted and given effect as far as possible to accomplish its stated purpose.

 14.6 NON-WAIVER. Any failure of either Party at any time, or from time to time, to require or enforce the strict keeping and performance by any Party of any of the terms and conditions of this Agreement shall not constitute a waiver by any Party of a breach of any such terms or conditions in the future and shall not affect or impair such terms or conditions in any way, or the right of either Party at any time to avail itself of such remedies as it may have for any such breach of any term or condition. No waiver of any right or remedy hereunder shall be effective unless expressly stated in writing by the waiving party.

14.7 NOTICES. Any written notice or report to be made hereunder shall be addressed as follows:

         If to Polaroid:

                  Polaroid Corporation
                  549 Technology Square
                  Cambridge, MA 02139
                  U.S.A.
                  Attention:        Edward S. Roman, Esq.
                                    Patent Counsel and Assistant S


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         If to licensee:

                  Dominick M. Seminara
                  Chairman and CEO
                  PSI Industries, Inc.
                  1160-B South Rogers Circle,
                  Boca Raton, Florida 33487-2709

         Either party may, by written notice to the other party, change the address to which written notices or reports shall be given.

 14.8 SURVIVAL. As the circumstances require, the rights and obligations of the Parties hereto, express or implied, shall survive any termination, cancellation or expiration of this Agreement.

 14.9 ENTIRE AGREEMENT. This Agreement constitutes the entire Agreement between the Parties relevant to the license granted herein. This Agreement may not be modified except by further written agreements executed by the Parties.

 14.10 PARAGRAPH READINGS. The title and headings of the various paragraphs of this Agreement are inserted for convenience or reference only and shall not be construed to affect the construction of interpretation of any of its provisions.

In Witness Whereof, the Parties hereto intending to be legally bound have executed this Agreement.


POLAROID CORPORATION                             PSI INDUSTRIES, INC.

By:      Serafino M. Posa                        By:      Dominick M. Seminara

Title:   President Consumer Imaging Group        Title:   Chairman and CEO

Date:    12/16/97                                 Date:
         ------------------------------                -----------------------

Signature: /S/                                   Signature:/S/
          -----------------------------                    -------------------





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                                   SCHEDULE A

                      U.S. PATENT AND FOREIGN COUNTERPARTS



I.       United States Patent 5,187,512

II.      Foreign Counterparts

         Canadian Patent Application No. 2074009

         European Patent Application No. 92114678.3 (designates France, United
                  Kingdom and Germany)

         Japanese Patent Registration No. 2507221